EXHIBIT 99.1

PRESS RELEASE

For additional information, contact:

Jane Marsh, Chief Financial Officer

Belmont Bancorp.

(740)-699-3140

FOR RELEASE: May 17, 2004

SUBJECT: BELMONT BANCORP. ANNOUNCES A SPECIAL DIVIDEND PAYMENT

ST. CLAIRSVILLE, OHIO—Belmont Bancorp. (the “Company”), parent company of Belmont National Bank (the “Bank”), announced a special cash dividend payment of $0.40 per share declared by its Board of Directors today prior to its annual meeting of shareholders. The special cash dividend payment is payable on June 14, 2004 to shareholders of record on May 28, 2004. This special dividend follows an increase to its regular quarterly dividend payment previously announced in April to $0.04 per share from $0.03 per share.

President and CEO Wilbur R. Roat said, “We are pleased that our strong capital position has provided us with the opportunity to reward our shareholders with a special cash dividend while still providing our Company room to grow.”

In other business at the annual shareholders’ meeting, shareholders approved the re-election of John H. Goodman, II, James R. Miller, Brian L. Schambach and Keith A. Sommer to the Board of Directors for a term ending in 2007. Other members of the Company’s Board of Directors include David R. Giffin, Chairman, Wilbur Roat, Jay A. Beck, David B. Kelley, Terrence A. Lee, Tillio P. Petrozzi, and Charles A. Wilson, Jr. Shareholders also ratified the appointment of Crowe Chizek and Company LLC as the Company’s independent auditors for 2004.

Belmont Bancorp. is a holding company with total assets of $308 million and Belmont National Bank offices in Bellaire, Bridgeport, Cadiz, Lansing, New Philadelphia, St. Clairsville, Schoenbrunn and Shadyside, Ohio, and in the Woodsdale and Elm Grove areas of Wheeling, West Virginia. The Bank also operates a loan production office in McMurray, Pennsylvania. Belmont Bancorp. stock trades in the SmallCap Market of NASDAQ under the symbol BLMT. The closing price of Belmont Bancorp. stock on May 14, 2004 was $5.90 per share. The book value of the Company’s stock at March 31, 2004 was $3.25.

Forward-looking Statements

In addition to historic information, this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than statements of historical fact, including statements regarding the Company’s expectations, beliefs, hopes, intentions or strategies regarding the future. In some cases, forward-looking statements can be identified by the use of words such as “may,” “will,” “expects,” “should,” “believes,” “plans,” “anticipates,” “estimates,” “predicts,” “potential,” “continue,” or other words of similar meaning. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in, or implied by, the forward looking statements. Readers should not place undue reliance on forward-looking statements, which reflect management’s opinion only as of the date on which they were made. Except as required by law, the Company disclaims any obligation to review or update these forward-looking statements to reflect events or circumstances as they occur. Readers should also carefully review any risk factors described in Company reports filed with the Securities and Exchange Commission.